Marathon Petroleum Corp. announces successful completion of MPLX/MarkWest combination and director and executive appointments

FINDLAY, Ohio, Dec. 4, 2015 - Marathon Petroleum Corporation (NYSE: MPC) today announced the completion of the previously announced merger by which MarkWest Energy Partners, L.P. became a wholly-owned subsidiary of MPLX LP (NYSE: MPLX).

Effective with the closing are the following executive and director appointments:

Frank M. Semple has been elected to the board of directors of MPC. Mr. Semple will also serve as vice chairman of the general partner of MPLX and has been elected to its board of directors. Mr. Semple previously served as MarkWest’s chairman, president and chief executive officer.

Randy S. Nickerson has been appointed executive vice president, corporate strategy of MPC. Mr. Nickerson previously served as MarkWest’s executive vice president and chief commercial officer.

###

About Marathon Petroleum Corporation
MPC is the nation's fourth-largest refiner, with a crude oil refining capacity of approximately 1.8 million barrels per calendar day in its seven-refinery system. Marathon brand gasoline is sold through approximately 5,600 independently owned retail outlets across 19 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation's second-largest convenience store chain, with approximately 2,760 convenience stores in 22 states. MPC also owns, leases or has ownership interests in approximately 8,300 miles of pipeline. Through subsidiaries, MPC owns the general partner of MPLX LP, a midstream master limited partnership. MPC's fully integrated system provides operational flexibility to move crude oil, feedstocks and petroleum-related products efficiently through the company's distribution network in the Midwest, Southeast and Gulf Coast regions. For additional information about the company, please visit our website at http://www.marathonpetroleum.com.

Investor Relations Contacts:
Geri Ewing (419) 421-2071
Teresa Homan (419) 421-2965

Media Contacts:
Chuck Rice (419) 421-2521
Jamal Kheiry (419) 421-3312

This press release contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation ("MPC"), MPLX LP ("MPLX"), and MarkWest Energy Partners, L.P. ("MWE"). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPC, MPLX, and MWE. You can identify forward-looking statements by words such as "anticipate," "believe," "estimate," "objective," "expect," "forecast," "guidance," "imply," "plan," "project," "potential," "could," "may," "should," "would," "will" or other similar expressions that convey the uncertainty of future events or outcomes. Such forward- looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies' control and are difficult to predict. In addition to other factors described herein that could cause MPLX's actual results to differ materially from those implied in these forward-looking statements, negative capital market conditions, including a persistence or increase of the current yield on common units, which is higher than historical yields, could adversely affect MPLX's ability to meet its distribution growth guidance, particularly with respect to the later years of such guidance. Factors that could cause MPC's actual results to differ materially from those implied in the forward-looking statements include: risks described below relating to the MPLX/MWE merger; changes to the expected construction costs and timing of pipeline projects; volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; an easing or lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; MPC's ability to successfully implement growth opportunities; modifications to MPLX earnings and distribution growth objectives; federal and state environmental, economic, health and safety, energy and other policies and regulations; other risk factors inherent to MPC's industry; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2014, filed with Securities and Exchange Commission (SEC). Factors that could cause MPLX's or MWE's actual results to differ materially from those implied in the forward-looking statements include: risk that the synergies from the MPLX/MWE transaction may not be fully realized or may take longer to realize than expected; disruption from the MPLX/MWE transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of MWE; the adequacy of MPLX's and MWE's respective capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay MPLX’s distributions, and the ability to successfully execute their business plans and implement their growth strategies; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; volatility in and/or degradation of market and industry conditions; completion of pipeline capacity by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC's obligations under MPLX's commercial agreements; each company's ability to successfully implement its growth plan, whether through organic growth or acquisitions; modifications to earnings and distribution growth objectives; federal and state environmental, economic, health and safety, energy and other policies and regulations; changes to MPLX's capital budget; other risk factors inherent to MPLX or MWE's industry; and the factors set forth under the heading "Risk Factors" in MPLX's Annual Report on Form 10-K for the year ended Dec. 31, 2014, filed with the SEC; and the factors set forth under the heading "Risk Factors" in MWE's Annual Report on Form 10-K for the year ended Dec. 31, 2014, and Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2015, filed with the SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPC's Form 10-K, in MPLX's Form 10-K, or in MWE's Form 10-K and Form 10-Qs could also have material adverse effects on forward-looking statements. These risks, as well as other risks associated with MPLX, MWE and the transaction, are also more fully discussed in the joint proxy statement and prospectus included in the registration statement on Form S-4 filed by MPLX and declared effective by the SEC on Oct. 29, 2015, as supplemented. Copies of MPC's Form 10-K are available on the SEC website, MPC's website at http://ir.marathonpetroleum.com or by contacting MPC's Investor Relations office. Copies of MPLX's Form 10-K are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MWE's Form 10-K and Form 10-Qs are available on the SEC website, MWE's website at http://investor.markwest.com or by contacting MWE's Investor Relations office.